Exhibit 99.01


           LG&E, KU Announce Lower Rates for Kentucky Customers;
        Kentucky PSC Order Implements Performance-Based Regulation


LOUISVILLE, Ky., April 14 /PRNewswire/ -- LG&E Energy Corp.'s (NYSE: LGE) two utility subsidiaries, Louisville Gas and Electric Company and Kentucky Utilities Company, received individual Orders yesterday (April 13) by the Kentucky Public Service Commission (PSC) implementing the utilities' amended performance-based ratemaking (PBR) proposals effective on July 2, 1999. A recent agreement between the utilities and the Kentucky Attorney General's office made the ruling possible and will result in bill reductions for KU and LG&E customers.

Kentucky's electric costs are already the third lowest in the nation, 38 percent below the national average, even without the additional LG&E and KU reductions.

"We believe this order and the agreement with the Attorney General's office serves the best interest of all Kentuckians. We look forward to providing rewards for Kentucky customers and LG&E Energy shareholders under this new incentive based regulatory plan," said Victor A. Staffieri, LG&E Energy's chief operating officer. "It will improve performance and provide long-term rate stability."

The Order (Case No. 98-426) states: "Based on a review of the amended application and being sufficiently advised, the Commission finds that the inclusion of guaranteed rate credits, and in particular the bill reduction, greatly enhances the overall benefits for ratepayers."

The amendment requested PSC approval of a five-year bill reduction plan, which would reduce electric costs by $20 million in the first year (beginning July 1, 1999), and by $8 million annually for each of the next four years(through June 30, 2004), for a total five-year savings to customers of $52 million. The reductions will be distributed between LG&E and KU customers based on the same methodology the PSC approved in its previous merger order for allocating the merger savings to the utilities' customers (53 percent to KU customers; 47 percent to LG&E customers). The order also adopts the PBR program as proposed by the companies.

The PSC has adopted a procedural schedule, which provides for discovery, hearings and public comment. The Commission has also consolidated into the PBR proceedings a rate complaint by a group of industrial intervenors. The Commission is expected to issue a final ruling later this summer.

In addition to the bill reductions and energy assistance program, the Company's amended PBR filing calls for LG&E and KU to extend for an additional year (through June 30, 2004) both the rate cap and the merger-savings surcredit the utilities established as part of their earlier merger plan. Under the rate cap, the companies agreed, in the absence of extraordinary circumstances, not to adjust base electric rates for five years following the merger. They also agreed to a monthly surcredit to customers' bills reflecting the 50 percent share of the non-fuel merger savings allocated to the utilities' customers in the first five years following the merger. The amended PBR application also proposed a program to assist low-income consumers.

As part of the amended PBR filing, LG&E also agreed to refrain from filing for an increase in natural gas rates over the five-year period (through June 30, 2004).

Customers will also share in performance incentives that are part of the pending PBR filing. The PBR provides incentives to the utilities to achieve performance targets established for power plant operations, fuel purchasing and service quality.

LG&E Energy Corp. (NYSE: LGE), headquartered in Louisville, Ky., is a diversified energy services company with businesses in power generation and project development, retail gas and electric utility services, and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates power plants in six states as well as in Spain, and owns interests in three natural gas distribution companies in Argentina.

Statements in this news release that state the Company's or management's intentions, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.